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                                                                    Exhibit 99.1

[ITS LETTERHEAD]
                                    ITS TO CONTINUE OPERATIONS UNDER CHAPTER 11
                                       PROTECTION WHILE CONSUMMATING SALE

            EMPLOYEE PAYROLL AND BENEFITS INTACT; CUSTOMER SERVICE UNINTERRUPTED

CLEVELAND, SEPTEMBER 14, 2001 - International Total Services, Inc. (OTC: ITSW) said that it and its domestic subsidiaries filed voluntary petitions yesterday for protection under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York. During the reorganization process, International Total Services (ITS) will continue business operations without interruption. ITS is a leading provider of airport service personnel and staffing and training services and commercial security services.

         The company also announced that it has signed a letter of intent with Brantley Partners IV, L.P. (Brantley), an investment company, and Service Management Systems, Inc. (SMS), a privately held office and mall housekeeping and security services company, contemplating the sale of certain assets of ITS.

         ITS said it is seeking immediate bankruptcy court approval of a cash collateral order that will enable it to use cash on hand, cash equivalents and anticipated cash collections to fund employee salaries and benefits, post-petition materials and services from vendors, ongoing operations and other working capital needs. At the same time, the company is continuing to negotiate with its lenders for a Debtor-in-Possession (DIP) credit facility. The agreement with Brantley and SMS is contingent upon several conditions being met, including but not limited to ITS obtaining necessary DIP financing throughout the reorganization period.

         Under terms of the letter of intent, Brantley will make an equity investment in SMS, which will create a wholly owned subsidiary to acquire certain assets of ITS. The ITS businesses would operate autonomously as a wholly owned subsidiary of SMS with current ITS management in place.

         Mark D. Thompson, ITS president and chief executive officer, said, "Our customers can be confident that ITS can and will continue serving them even in the face of heightened needs. In fact, with these latest developments, ITS is in an even better position to be able to respond to changing demands of the aviation services industry, be it increased requirements for staffing, training, technology or equipment. We fully anticipate that we will have sufficient funds to cover employee paychecks and benefits, post-petition vendor invoices and other working capital needs."

         Thompson said that the company's chapter 11 filing is "absolutely not related in any way to the recent, tragic events." ITS was not one of the providers of passenger checkpoint screening services at any of the departure points for the four planes involved in the terrorist attacks earlier this week.

         As previously disclosed in the company's SEC filings, ITS has been exploring for some time ways to address its financial difficulties and has been in discussions with its lenders and potential investors on a variety of



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strategic alternatives. "Ultimately, it became apparent that a viable out-of-court alternative did not exist and a chapter 11 filing became necessary," Thompson said.

         The airport staffing and screening industry has been under intense pricing pressure for a number of years. ITS incurred a substantial operating loss and negative operating cash flow in each of the three prior fiscal years. Thompson explained that these losses followed numerous acquisitions completed under previous management that left the company with high debt levels and low cash reserves. The company's continued cash flow deficiency for fiscal 2002, substantial negative tangible net worth and the maturity of its credit facility made it impossible to continue to operate in its existing structure.

         "ITS has made and continues to make substantial progress under new management," said Thompson. "The company is currently profitable on an operating basis before restructuring, integration and interest costs, but debt levels are unsustainable. Chapter 11 will allow us to continue fully serving our customers while we complete the reorganization and sale process.

         "We believe that the proposed agreement with Brantley Partners and SMS is the best strategic alternative for all parties, including our customers and clients, our employees, and our vendors," said Thompson. "Let me add that the past week has been an intense one for all of us. I am exceedingly proud of how our people responded in the face of the week's tragic events. They stayed calm, they stayed focused, they stayed on the job, and they did what was required of them. We continue to stand ready to respond to the needs of our customers and their passengers."

         Representatives of senior management from Brantley and SMS both said, "We have every confidence in the existing ITS management team, and we believe that, properly capitalized, ITS has outstanding future prospects."

         ITS has set up a toll-free hotline to respond to various questions about the filing. The number is 800-860-1001, ext. 751 (employees), ext. 788 (vendors), ext. 793 (aviation division customers), ext. 775 (commercial security division customers).

         International Total Services, Inc. is a leading provider of airport service personnel and staffing and training services and commercial security services for a wide variety of industries. ITS services include, among other things, airport passenger checkpoint screening for airlines. The company has more than 12,000 employees at operations throughout the United States, and in Guam and the United Kingdom.



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                                      # # #

Forward-looking statements in this release including, without limitation, statements relating to the company's plans, strategies, objectives, operations, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the company's ability to consummate favorable transactions, including the proposed asset sale; availability of post-petition financing, negative market and credit impact of chapter 11 filing, court approval of the company's motions and other court-related factors, unanticipated losses of contracts and key personnel, changing industry standards and government regulations, economic and labor conditions in the aviation industry and commercial security industry, and negative publicity regarding the airline security and services and commercial staffing services industries. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.







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